Exhibit 4.5

INDEMNIFICATION AGREEMENT

To: ___________

This Indemnification Agreement (“Indemnification Agreement”) is being entered into by and between ___________ (the “Indemnitee”) and Enlivex Therapeutics Ltd., a company organized under the laws of the state of Israel (the “Company”), effective as of ___________, pursuant to the resolutions of the Board of Directors of the Company (the “Board”), dated ___________, as approved by the Company’s shareholders on ___________.

It is in the best interest of the Company to retain and attract as directors and/or officers the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance and indemnification in connection with such service.

You are or have been appointed as an Office Holder (such term shall have herein the meaning assigned to it in the Companies Law, 5759 – 1999 (the “Companies Law”)) of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law. In consideration of your continuing to serve the Company, the Company hereby agrees as follows:

1. The Company hereby undertakes to indemnify you to the maximum extent permitted by the Companies Law in respect of the following expenses or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an Office Holder of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”).

1.1 a monetary liability imposed on you pursuant to a court judgment in favor of a third party, including pursuant to any settlement confirmed as judgment or to an arbitration decision approved by a competent court; or

1.2 reasonable litigation expenses, including reasonable attorney’s fees, which were incurred by you as a result of an investigation or proceeding conducted against you by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against you and without the imposition on you of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law), or (ii) “concluded without the filing of an indictment” against you but with the imposition on you of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require a proof of mens rea element or in connection with a financial sanction; or

1.3 reasonable litigation expenses, including reasonable attorneys’ fees, incurred by you, or which were imposed on you by court, (i) in a proceeding instituted against you by the Company or on its behalf or by a third party, or (ii) in a criminal indictment of which you were acquitted, or (iii) in a criminal indictment of which you were convicted of an offense which does not require proof of mens rea element; or

1.4 a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes reasonable attorney fees.

1.5 Any other circumstances arising under the law in respect of which the Company may indemnify an Office Holder of the Company.

2. Notwithstanding the aforesaid, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1 a breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company or a Subsidiary while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2 a willful or intentional breach of your duty of care or reckless disregard for the circumstances or to the consequences of a breach of your duty of care to the Company or a Subsidiary or an Affiliate unless committed in negligence only;

2.3 an action taken or omission by you with the intent of unlawfully realizing personal gain;

2.4 a fine or penalty imposed upon you for an offense;

2.5 with respect to a counterclaim made by the Company or a Subsidiary or an Affiliate in connection with a claim against the Company filed by you, or proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or an Affiliate, other than by way of defense or by way of third party notice to the Company or a Subsidiary or an Affiliate or by way of countersuit in connection with claims brought against you except in specific cases in which (a) the Board has approved the initiation or bringing of such suit, or (b) such proceeding or claim is being brought by you to assert, interpret or enforce your rights under this Indemnification Agreement; and

2.6 The commitment of any fraudulent act as may be established through a final judgment or an admission by you that the fraudulent event did in fact occur.

3. To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”) or as soon as possible, but in any event not later than thirty (30) days following your written demand to the Company, and with respect to items referred to in Sections 1.2 and 1.3 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime or if a financial liability was imposed in lieu of a criminal proceeding for a crime which requires proof of mens rea (criminal intent), within sixty (30) days of receipt of a written demand by the Company to such an effect. Other advances will be repaid by you to the Company if it is determined by a court of competent jurisdiction, that you are not lawfully entitled to such indemnification as authorized hereby. Pursuant to this Section 3, if the actual expenses shall be lower than the amount advanced by the Company, or not paid at all by you, then you shall promptly return to the Company all sums overpaid.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or a Subsidiary or an Affiliate, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken by you while you were an Office Holder of the Company or such Subsidiary or such Affiliate as aforesaid, and in such capacity.

5. The undertaking of the Company set forth in Section 1.1 shall be limited to matters that result from or are connected or otherwise related to events or circumstances set forth in Schedule A hereto, which are deemed by the Board, based on the current activity of the Company, to be foreseeable as of the date hereof. The maximum amount for which the Company undertakes to indemnify you hereunder for the matters and in the circumstances described herein (or otherwise pursuant to this Indemnification Agreement) in accordance with the terms of this Indemnification Agreement up to a total amount US$ 10,000,000 in aggregate. Such amount has been determined by the Board to be reasonable under the circumstances.

Subject to the limitations of this Section 5 and Section 6 below, the indemnification hereunder will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Indemnification Agreement.

6. The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 5 above. The Company will be entitled to receive any amount collected by you from a third party in connection with liabilities actually indemnified hereunder, including, but not limited to, any insurance policy or another indemnification agreement, but only up to the amount actually paid to you by the Company as indemnification hereunder, to be transferred by you to the Company within fifteen (15) days following the receipt of the said amount. You shall execute all documents reasonably required by the Company and shall do everything that may be reasonably necessary to secure such right of the Company, as shall be reasonably required by the Company, at the expanse of the Company, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

7. In all indemnifiable circumstances, indemnification will be subject to the following:

7.1 You shall (a) promptly notify the Company in writing of any legal proceedings initiated against you or (where you have knowledge) the Company and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days, following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice adversely prejudices the Company’s ability to defend against such action or to conduct any directly related legal proceeding; and (b) deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chief Executive Officer of the Company (or in the case of a notice from the Chief Executive Officer, to the Chairman of the Company) at the address of the Company’s principal office (or at such other address as the Company shall advise you).

7.2 Other than with respect to proceedings that have been initiated against you by the Company or in its name, or initiated by you against the Company, the Company shall be entitled, but is not obligated, to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents reasonably required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement or pursuant to law and (iii) further provides, as an unconditional term thereof, the full release of you from all liability and limitation in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 7.7 below.

7.3 You will fully cooperate with the Company and/or any attorney as aforesaid as may be reasonably required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid, provided that the Company shall cover all reasonable costs incidental thereto; and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

7.4 Notwithstanding the provisions of Sections 7.2 and 7.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding within a reasonable amount of time, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons’ choice, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement, you shall have the right to retain counsel of your choice, at your expense, to represent you in connection with any such matter.

7.5 If, in accordance with Section 7.2 (but subject to Section 7.4), the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall be reasonably updated by, the Company and the attorney conducting the legal defense on behalf of the Company on the defense procedure, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, unless the Board on behalf of the Company shall agree to such expenses; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company. However, in no event will the Company be obligated to pay the reasonable fees or expenses of more than one firm of attorneys representing you in connection with any one claim or separate but substantially similar or related claims in the same jurisdiction arising out of the same general allegations or circumstances.

7.6 The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

7.7 If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine your right to indemnification hereunder or fails to make such payment or advancement, you may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse you in full for any reasonable expenses incurred by you in connection with investigating, preparing for, litigating, defending or settling any action brought by you under the immediately preceding sentence, except where such action or any claim or counterclaim in connection therewith is resolved in favor of the Company.

7.8 By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company that would in any manner cast any negative light, inference or aspersion against the Company, and that you will keep the terms of such settlement confidential.

8. The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

9. The Company hereby acknowledges that you may have certain rights to indemnification, advancement of expenses and/or insurance provided by HBL-Hadasit Bio-Holdings Ltd. and\or certain of its affiliates (collectively, the “Additional Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to you are primary and any obligation of the Additional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by you are secondary), (ii) that it shall be required to advance the full amount of reasonable expenses incurred by you in accordance with the terms of this Indemnification Agreement and shall be liable for the full amount to which you are entitled in accordance with the terms of this Indemnification Agreement, without regard to any rights you may have against the Additional Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Additional Indemnitors from any and all claims against the Additional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Additional Indemnitors on your behalf with respect to any claim for which you have sought and are entitled to indemnification from the Company shall affect the foregoing and the Additional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of your rights of recovery against the Company. The Company and you agree that the Additional Indemnitors are express third party beneficiaries of the terms of this Section 9.

10. Nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way obligation) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Company’s articles of association or applicable law or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that, subject to applicable law (a) to the extent that you otherwise would have any greater right to indemnification under any Other Indemnity Provision, you will be deemed to have such greater right hereunder, and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, you will be deemed to have such greater right hereunder.

11. If any undertaking included in this Indemnification Agreement is held by a competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, any competent court is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law, provided that the Company notify you of such modification in a timely manner.

12. This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws, and any dispute arising from or in connection with this Indemnification Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

13. This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligation set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions committed, in your capacity as an Office Holder of the Company or a Subsidiary or an Affiliate, during the period prior to the date of this Indemnification Agreement.

14. Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder.

15. This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. Indemnitee shall not assign or otherwise transfer its rights under this Agreement and any attempt to assign or transfer such rights shall be deemed null and void. Notwithstanding the foregoing, this Indemnification Agreement shall continue for your benefit and your heirs’, personal representatives’, executors’ and administrators’ benefit after you cease to be a director or Office Holder of the Company with respect to actions committed during the period of you engagement in the capacity of an Office Holder of the Company or a Subsidiary or an Affiliate.

16. This Indemnification Agreement represents the entire agreement between the parties and supersedes any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement. Except with respect to changes in the governing law which expand your right to be indemnified by the Company, no supplement, modification, amendment or termination of this Indemnification Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provision of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

17. All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

Kindly sign and return the enclosed copy of this Indemnification Agreement to acknowledge your agreement to the contents hereof.

[Signature Page Follows]

Sincerely yours,

Enlivex Therapeutics Ltd.

By:
Name:
Title:

Accepted and agreed to:

Name:

[Signature Page to Indemnification Agreement]

Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an officer, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1. The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel or abroad;

2. Occurrences in connection with investments the Company makes in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

3. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

4. Actions in connection with the merger of the Company with or into another entity including events in connection with change of ownership or in the structure of the Company, its reorganization or dissolution;

5. Actions in connection with the sale of the operations and/or business, or part thereof, of the Company;

6. Claims in connection with the Company’s or its subsidiaries’ liquidation;

7. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

8. Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

9. Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including with employees, independent contractors, customers, suppliers and various service providers;

10. Actions in connection with the development or testing of products developed by the Company, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory approvals regarding such products, whether in Israel or abroad;

11. Actions taken in connection with the intellectual property of the Company, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including any assertion that the Company’s products infringe on the intellectual property rights or constitute a misappropriation of any third party’s trade secrets;

12. Actions taken pursuant to or in accordance with the policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not;

13. Approval of corporate actions, in good faith, including the approval of the acts of the Company’s management, their guidance and their supervision;

14. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

15. Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

16. Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws;

17. Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, for the removal of doubt, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

18. Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

19. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

20. Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

21. Actions taken in connection with the financial and tax reports of the Company;

22. Claims in connection with anti-competitive laws and regulations and laws and regulation of commercial wrongdoing;

23. Claims in connection with laws and regulations regarding invasion of privacy, including with respect to databases, and laws and regulations in regard of slander;

24. Claims by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf;

25. Any action violating the Articles of Associations of the Company.